EXHIBIT 99.1

ENERGY XXI GULF COAST, INC.

CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2013 AND 2012

ENERGY XXI GULF COAST, INC.
CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of
  Energy XXI Gulf Coast, Inc.

We have audited the accompanying consolidated balance sheets of Energy XXI Gulf Coast, Inc. (a Delaware Corporation) and subsidiaries (the “Company”) as of June 30, 2013 and 2012, and the related consolidated statements of income, comprehensive income (loss), stockholder’s equity and cash flows for each of the three fiscal years in the period ended June 30, 2013.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Energy XXI Gulf Coast, Inc. and subsidiaries as of June 30, 2013 and 2012, and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended June 30, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ UHY LLP

Houston, Texas
August 27, 2013

ENERGY XXI GULF COAST, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, except share information)

	June 30,
	2013	2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$-	$45,394
Receivables:
Oil and natural gas sales	132,521	126,107
Joint interest billings	9,505	3,840
Insurance and other	5,367	4,077
Prepaid expenses and other current assets	47,864	51,103
Derivative financial instruments	38,389	32,301
TOTAL CURRENT ASSETS	233,646	262,822

Oil and gas properties-net – full cost method of accounting, including $422.6 million and $418.8 million of unevaluated properties not being amortized at June 30, 2013 and 2012, respectively	3,289,505	2,698,213
Other Assets
Note receivable from Energy XXI, Inc.	67,935	66,099
Derivative financial instruments	21,926	45,232
Debt issuance costs, net of accumulated amortization	24,791	26,872

TOTAL ASSETS	$3,637,803	$3,099,238

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$219,822	$156,388
Accrued liabilities	58,334	60,095
Note payable	22,349	22,211
Asset retirement obligations	29,500	34,457
Derivative financial instruments	40	-
Current maturities of long-term debt	18,838	3,864
TOTAL CURRENT LIABILITIES	348,883	277,015

Long-term debt, less current maturities	1,344,843	1,013,523
Deferred taxes	153,805	87,229
Asset retirement obligations	258,318	266,958
TOTAL LIABILITIES	2,105,849	1,644,725

COMMITMENTS AND CONTINGENCIES (NOTE 11)

STOCKHOLDER’S EQUITY
Common stock, $0.01 par value, 1,000,000 shares
authorized and 100,000 shares issued and outstanding	1	1
Additional paid-in capital	1,426,349	1,454,081
Retained earnings (accumulated deficit)	79,304	(57,172)
Accumulated other comprehensive income, net of
income taxes	26,300	57,603
TOTAL STOCKHOLDER’S EQUITY	1,531,954	1,454,513

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$3,637,803	$3,099,238

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands)

	Year Ended June 30,
	2013	2012	2011

REVENUES
Oil sales	$1,080,982	$1,186,631	$719,683
Natural gas sales	127,863	116,772	139,687
TOTAL REVENUES	1,208,845	1,303,403	859,370

COSTS AND EXPENSES
Lease operating expense	337,163	310,815	239,478
Production taxes	5,246	7,261	3,336
Gathering and transportation	24,168	16,371	12,499
Depreciation, depletion and amortization	372,252	364,281	290,854
Accretion of asset retirement obligations	30,885	39,161	32,127
General and administrative expense	63,909	79,080	69,711
Loss (gain) on derivative financial instruments	1,915	(7,261)	(5,563)
TOTAL COSTS AND EXPENSES	835,538	809,708	642,442

OPERATING INCOME	373,307	493,695	216,928

OTHER INCOME (EXPENSE)
Bridge loan commitment fees	-	-	(4,500)
Loss on retirement of debt	-	-	(21,855)
Other income	1,860	1,192	120
Interest expense	(108,360)	(108,731)	(105,673)
TOTAL OTHER EXPENSE	(106,500)	(107,539)	(131,908)

INCOME BEFORE INCOME TAXES	266,807	386,156	85,020

INCOME TAX EXPENSE	83,431	71,010	60

NET INCOME	$183,376	$315,146	$84,960

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In Thousands)

	Year Ended June 30,
	2013	2012	2011
Net Income	$183,376	$315,146	$84,960
Other Comprehensive Income (Loss)
Crude Oil and Natural Gas Cash Flow Hedges
Unrealized change in fair value net of ineffective portion	(8,348)	228,398	(136,566)
Effective portion reclassified to earnings during the period	(39,810)	(34,418)	(11,418)
Total Other Comprehensive Income (Loss)	(48,158)	193,980	(147,984)
Income Tax Expense (Benefit)	(16,855)	67,893	(51,794)
Net Other Comprehensive Income (Loss)	(31,303)	126,087	(96,190)
Comprehensive Income (Loss)	$152,073	$441,233	$(11,230)

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY
(In Thousands, except share information)

	Common Stock		Additional Paid-in	Retained Earnings	Other Comprehensive	Total Stockholder’s
	Shares	Value	Capital	(AccumulatedDeficit)	Income (Loss)	Equity

Balance, June 30, 2010	100,000	$1	$914,467	$(457,278)	$27,706	$484,896

Contributions from parent			542,050			542,050

Comprehensive income (loss)				84,960	(96,190)	(11,230)

Balance, June 30, 2011	100,000	1	1,456,517	(372,318)	(68,484)	1,015,716

Returns to parent			(2,436)			(2,436)

Comprehensive income				315,146	126,087	441,233

Balance, June 30, 2012	100,000	1	1,454,081	(57,172)	57,603	1,454,513

Returns to parent			(27,732)			(27,732)

Dividends paid				(46,900)		(46,900)

Comprehensive income (loss)				183,376	(31,303)	152,073

Balance, June 30, 2013	100,000	$1	$1,426,349	$79,304	$26,300	$1,531,954

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Year Ended June 30,
	2012	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$183,376	$315,146	$84,960
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation, depletion and amortization	372,252	364,281	290,854
Deferred income tax expense (benefit)	83,431	71,161	(33)
Change in derivative financial instruments
Proceeds from sale of derivative instruments	635	66,522	42,577
Other	(27,358)	(52,335)	(37,047)
Accretion of asset retirement obligations	30,885	39,161	32,127
Amortization and write-off of debt issuance costs	6,898	7,475	15,772
Amortization of debt discount and premium	-	148	(43,521)
Gain on retirement of debt	-	-	-
Payment of interest in-kind	-	-	2,225
Changes in operating assets and liabilities:
Accounts receivable	1,233	(4,390)	(49,818)
Prepaid expenses and other current assets	3,377	(2,316)	1,278
Settlements of asset retirement obligations	(41,939)	(14,990)	(73,974)
Accounts payable and other liabilities	61,669	(330)	94,274
NET CASH PROVIDED BY OPERATING ACTIVITIES	674,459	789,533	359,674

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions	(161,164)	(6,401)	(1,012,262)
Capital expenditures	(804,918)	(565,978)	(278,324)
Insurance payments received	-	6,472	-
Proceeds from the sale of properties	-	2,750	38,431
Other-net	(6)	3	(9)
NET CASH USED IN INVESTING ACTIVITIES	(966,088)	(563,154)	(1,252,164)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	1,571,061	896,717	1,829,828
Contributions from (returns to) parent	(27,732)	(2,436)	542,050
Dividends paid	(46,900)	-	-
Advances to Energy XXI, Inc.	(1,836)	(66,099)	-
Payments on long-term debt	(1,243,545)	(1,008,300)	(1,456,190)
Debt issuance costs and other	(4,813)	(867)	(29,614)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	246,235	(180,985)	886,074

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(45,394)	45,394	(6,416)

CASH AND CASH EQUIVALENTS, beginning of year	45,394	-	6,416

CASH AND CASH EQUIVALENTS, end of year	$-	$45,394	$-

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012
Note 1 - Organization and Summary of Significant Accounting Policies

Nature of Operations. Energy XXI Gulf Coast, Inc. (“Energy XXI”), a Delaware corporation, was incorporated on February 7, 2006 and is a wholly-owned subsidiary of Energy XXI USA, Inc. (its “Parent”).  Energy XXI (Bermuda) Limited (“Bermuda”), indirectly owns 100% of Parent.  Energy XXI (together, with its wholly owned subsidiaries, the “Company”), is an independent oil and natural gas company, headquartered in Houston, Texas.  We are engaged in the acquisition, exploration, development and operation of oil and natural gas properties onshore in Louisiana and offshore in the Gulf of Mexico.

Principles of Consolidation and Reporting.  The accompanying consolidated financial statements include the accounts of Energy XXI and its wholly-owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). All significant intercompany transactions have been eliminated in consolidation. The consolidated financial statements for the previous periods include certain reclassifications that were made to conform to current presentation. Such reclassifications have no impact on previously reported consolidated net income, consolidated stockholders’ equity or consolidated cash flows.

Use of Estimates.  The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates of proved reserves are key components of our depletion rate for our proved oil and natural gas properties and the full cost ceiling test limitation. Accordingly, our accounting estimates require exercise of judgment by management in preparing such estimates. While we believe that the estimates and assumptions used in preparation of our consolidated financial statements are appropriate, actual results could differ from those estimates, and any such difference may be material.

Cash and Cash Equivalents.  We consider all highly liquid investments, with maturities of 90 days or less when purchased, to be cash and cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts.  Accounts receivable are stated at historical carrying amount net of allowance for doubtful accounts.  We establish provisions for losses on accounts receivable if it is determined that collection of all or a part of an outstanding balance is not probable.  Collectability is reviewed regularly and an allowance is established or adjusted, as necessary, using the specific identification method.  As of June 30, 2013 and 2012, no allowance for doubtful accounts was necessary.

Oil and Gas Properties.  We use the full cost method of accounting for exploration and development activities as defined by the Securities and Exchange Commission (“SEC”). Under this method of accounting, the costs of unsuccessful, as well as successful, exploration and development activities are capitalized as properties and equipment. This includes any internal costs that are directly related to property acquisition, exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities. Gain or loss on the sale or other disposition of oil and gas properties is not recognized, unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves.

Oil and natural gas properties include costs that are excluded from costs being depleted or amortized. Costs excluded from depletion or amortization represent investments in unevaluated properties and include non-producing leasehold, geological and geophysical costs associated with leasehold or drilling interests and exploration drilling costs. We exclude these costs until the property has been evaluated.  We also allocate a portion of our acquisition costs to unevaluated properties based on fair value.  Costs are transferred to the full cost pool as the properties are evaluated or over the life of the reservoir.

We evaluate the impairment of our evaluated oil and gas properties through the use of a ceiling test as prescribed by SEC Regulation S-X Rule 4-10. Future production volumes from oil and gas properties are a significant factor in determining the full cost ceiling limitation of capitalized costs. There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves. Oil and gas reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be precisely measured. Such cost estimates related to future development costs of proved oil and gas reserves could be subject to revisions due to changes in regulatory requirements, technological advances and other factors which are difficult to predict.

Depreciation, Depletion and Amortization.  The depreciable base for oil and natural gas properties includes the sum of all capitalized costs net of accumulated depreciation, depletion, amortization and impairment (“DD&A”), estimated future development costs and asset retirement costs not included in oil and natural gas properties, less costs excluded from amortization.  The depreciable base of oil and natural gas properties is amortized using the unit-of-production method.

Weather Based Insurance Linked Securities. We obtain Weather Based Insurance Linked Securities (“Securities”), to mitigate potential loss to our oil and gas properties from hurricanes in the Gulf of Mexico. These Securities provide for payments of negotiated amounts should a pre-defined category hurricane pass within specific pre-defined areas encompassing our oil and gas producing fields. Since these Securities were obtained to mitigate potential loss due to hurricanes in the Gulf of Mexico, the majority of the premiums associated with these Securities are charged to expense during the period associated with the hurricane season, typically June 1 to November 30. The amortization of insurance premiums for these Securities is recorded as a component of our lease operating expense.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

Note 1 - Organization and Summary of Significant Accounting Policies (Continued)

Derivative Instruments. We utilize derivative instruments in the form of natural gas and crude oil put, swap and collar arrangements and combinations of these instruments in order to manage the price risk associated with future crude oil and natural gas production. Gains or losses resulting from transactions designated as cash flow hedges are recorded at market value and are recorded, net of related tax impact, in Accumulated Other Comprehensive Income (“AOCI”) as appropriate, until recognized as operating income in our consolidated statement of income as the physical production hedged by the contracts is delivered. Instruments not qualifying for hedge accounting treatment are recorded in the balance sheet and changes in fair value are recognized in earnings.

The net cash flows related to any recognized gains or losses associated with cash flow hedges are reported as oil and gas revenue and presented in cash flow from operations. If a hedge is terminated prior to expected maturity, gains or losses are deferred and included in income in the same period as the physical production hedged by the contract is delivered.

Debt Issuance Costs.  Costs incurred in connection with the issuance of long-term debt are capitalized and amortized to interest expense over the scheduled maturity of the debt utilizing the straight-line method, which approximates the interest method.

Asset Retirement Obligations. Our investment in oil and gas properties includes an estimate of the future cost associated with dismantlement, abandonment and restoration of our properties. The present value of the future costs are added to the capitalized cost of our oil and gas properties and recorded as a long-term or current liability. The capitalized cost is included in oil and gas properties cost that are depleted over the life of the assets. The estimation of future costs associated with dismantlement, abandonment and restoration requires the use of estimated costs in future periods that, in some cases, will not be incurred until a substantial number of years in the future. Such cost estimates could be subject to revisions in subsequent years due to changes in regulatory requirements, technological advances and other factors which may be difficult to predict.

Revenue Recognition. We recognize oil and natural gas revenue under the entitlement method of accounting.  Under the entitlement method, revenue is recorded when title passes based on our net interest. We record our entitled share of revenues based on entitled volumes and contracted sales prices.

Income Taxes. Provisions for income taxes include deferred taxes resulting primarily from temporary differences due to different reporting methods for oil and natural gas properties and derivative instruments for financial reporting purposes and income tax purposes. For financial reporting purposes, all exploratory and development expenditures are capitalized and depreciated, depleted and amortized on the unit-of-production method. For income tax purposes, only the equipment and leasehold costs relative to successful wells are capitalized and recovered through depreciation or depletion. Generally, most other exploratory and development costs are charged to expense as incurred; however, we may use certain provisions of the Internal Revenue Code which allow capitalization of intangible drilling costs where management deems appropriate.

When recording income tax expense, certain estimates are required to be made by management due to timing and to the impact of future events on when income tax expenses and benefits are recognized by us. We periodically evaluate any tax operating loss and other carryforwards to determine whether a gross tax asset, as well as a valuation allowance, should be recognized in our consolidated financial statements.  At June 30, 2013 we maintained a $22.5 million valuation allowance against our net deferred tax assets due to our judgment that our existing State of Louisiana net operating loss (NOL) carryforwards are not, on a more-likely-than-not basis, likely recoverable in future years.  We continue to evaluate the need for the valuation allowance based on current and expected earnings and other factors, and adjust it accordingly.  In light of our capital structure, U.S. withholding taxes attributable to interest due on loans from the Bermuda parent to the U.S. operating companies is provided as the interest accrues.  This U.S. withholding tax (at 30%) is due when the interest is actually paid, and may not be offset or reduced by U.S. operating activity; although the interest expense is generally deductible in the U.S. when paid, subject to certain other limitations.

We follow the provisions of ASC Topic 740-10 (formally known as FIN 48, addressing “Uncertain Tax Positions”) and have not recorded any gross unrecognized tax benefit related to Uncertain Tax Positions.

Note 2 — Recent Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2011-05: Comprehensive Income: Presentation of Comprehensive Income (“ASU 2011-05”). ASU 2011-05 provides that an entity that reports items of other comprehensive income has the option to present comprehensive income in either one continuous financial statement or two consecutive financial statements. The update is intended to increase the prominence of other comprehensive income in the financial statements. ASU 2011-05 is effective for annual periods beginning after December 15, 2011, with early adoption permitted.  We adopted ASU 2011-05 on June 30, 2012 and the adoption had no effect on our consolidated financial position, results of operations or cash flows, other than presentation.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

Note 2 — Recent Accounting Pronouncements (Continued)

In December 2011, the FASB issued Accounting Standards Update No. 2011-12: Comprehensive Income: Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05 (“ASU 2011-12”). The Update defers the specific requirement to present items that are reclassified from accumulated other comprehensive income to net income separately with their respective components of net income and other comprehensive income. As part of this update, the FASB did not defer the requirement to report comprehensive income either in a single continuous statement or in two separate but consecutive financial statements. ASU 2011-12 is effective for annual periods beginning after December 15, 2011.

In December 2011, the FASB issued Accounting Standards Update No. 2011-11 Balance Sheet: Disclosures about Offsetting Assets and Liabilities (“ASU 2011-11”). ASU 2011-11 requires that an entity disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. ASU 2011-11 is effective for annual periods beginning on or after January 1, 2013. We are currently evaluating the provisions of ASU 2011-11 and assessing the impact, if any, it may have on our consolidated financial position, results of operations or cash flows.

In February 2013, the FASB issued Accounting Standards Update No.  2013-02: Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“ASU 2013-02”).   ASU 2013-02 updates ASU 2011-12 and requires companies to report information of significant changes in accumulated balances of each component of other comprehensive income included in equity in one place.  Total changes in AOCI by component can either be presented on the face of the financial statements or in the notes. ASU 2013-02 is effective for fiscal years and interim periods within those years beginning after December 15, 2012, with early adoption permitted. We do not expect the adoption ASU 2013-02 to have any effect on our consolidated financial position, results of operations or cash flows, other than presentation.

Note 3 – Acquisitions and Dispositions

ExxonMobil oil and gas properties interests acquisition

On October 17, 2012, we closed on the acquisition of certain shallow-water Gulf of Mexico interests (“GOM Interests”) from Exxon Mobil Corporation (“Exxon”) for a total cash consideration of approximately $32.8 million.  The GOM Interests cover 5,000 gross acres on Vermilion Block 164 (“VR 164”).  We are the operator of these properties.  In addition to acquiring the GOM Interests, we entered into a joint venture agreement with Exxon to explore for oil and gas on nine contiguous blocks adjacent to VR 164 in shallow waters on the GOM shelf.  We operate the joint venture and commenced drilling on the initial prospect during the quarter ended December 31, 2012.

Revenues and expenses related to the GOM Interests from the closing date of October 17, 2012 are included in our consolidated statements of income.  The acquisition of the GOM Interests was accounted for under the purchase method of accounting.  Transaction, transition and integration costs associated with this acquisition were expensed as incurred.  The following table presents the preliminary purchase price allocation to the assets acquired and liabilities assumed, based on their fair values on October 17, 2012 (in thousands):

Oil and natural gas properties – evaluated	$10,447
Oil and natural gas properties – unevaluated	27,721
Asset retirement obligations	(5,351)
Cash paid	$32,817

Dynamic Offshore oil and gas properties interests acquisition

On November 7, 2012, we acquired 100% of the interests (“Dynamic Interests”) held by Dynamic Offshore Resources, LLC (“Dynamic”) on VR 164 for approximately $7.2 million.

Revenues and expenses related to the Dynamic Interests from the closing date of November 7, 2012 are included in our consolidated statements of income. The acquisition of the Dynamic Interests was accounted for under the purchase method of accounting.  Transaction, transition and integration costs associated with this acquisition were expensed as incurred.  The following table presents the preliminary purchase price allocation to the assets acquired and liabilities assumed, based on their fair values on November 7, 2012 (in thousands):

Oil and natural gas properties – evaluated	$1,753
Oil and natural gas properties – unevaluated	6,571
Asset retirement obligations	(1,091)
Cash paid	$7,233

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

Note 3 – Acquisitions and Dispositions (Continued)

McMoRan oil and gas properties interests acquisition

On January 17, 2013, we closed on the acquisition of certain onshore Louisiana interests in the Bayou Carlin field (“Bayou Carlin Interests”) from McMoRan Oil and Gas, LLC (“McMoRan”) for a total cash consideration of $79.3 million.  This acquisition is effective January 1, 2013.  We are the operator of these properties.

Revenues and expenses related to the Bayou Carlin Interests from the closing date of January 17, 2013 are included in our consolidated statements of income.  The acquisition of the Bayou Carlin Interests was accounted for under purchase method of accounting.  Transaction, transition and integration costs associated with this acquisition were expensed as incurred.  The following table presents the preliminary purchase price allocation to the assets acquired and liabilities assumed, based on their fair values on January 17, 2013 (in thousands):

Oil and natural gas properties – evaluated	$62,499
Oil and natural gas properties – unevaluated	17,184
Asset retirement obligations	(382)
Cash paid	$79,301

RoDa oil and gas properties interests acquisition

On March 14, 2013, we acquired 100% of the interests (“RoDa Interests”) held by RoDa Drilling LP (“RoDa”) in the Bayou Carlin field for $32.7 million. This acquisition is effective January 1, 2013.

Revenues and expenses related to the RoDa Interests from the closing date of March 14, 2013 are included in our consolidated statements of income.  The acquisition of the RoDa Interests was accounted for under the purchase method of accounting.  Transaction, transition and integration costs associated with this acquisition were expensed as incurred.  The following table presents the preliminary purchase price allocation to the assets acquired and liabilities assumed, based on their fair values on March 14, 2013 (in thousands):

Oil and natural gas properties – evaluated	$32,777
Asset retirement obligations	(115)
Cash paid	$32,662

Tammany oil and gas properties interests acquisition

On June 28, 2013, we closed on the acquisition of certain offshore Louisiana interests in the West Delta field (“West Delta Interests”) from Tammany Energy Ventures, LLC (“Tammany”) for a total cash consideration of $8.3 million.  This acquisition is effective June 1, 2013.  We will be the operator of these properties.

Revenues and expenses related to the West Delta Interests will be included in our consolidated statements of income from July 1, 2013.  The acquisition of West Delta Interests was accounted for under the purchase method of accounting.  Transaction, transition and integration costs associated with this acquisition were expensed as incurred.  The following table presents the preliminary purchase price allocation to the assets acquired and liabilities assumed, based on their fair values on June 28, 2013 (in thousands):

Oil and natural gas properties – evaluated	$8,626
Asset retirement obligations	(338)
Cash paid	$8,288

The fair values of evaluated and unevaluated oil and gas properties and asset retirement obligations for the above acquisitions were measured using valuation techniques that convert future cash flows to a single discounted amount. Inputs to the valuation of oil and gas properties include estimates of: (1) oil and gas reserves; (2) future operating and development costs; (3) future oil and gas prices; and (4) the discount factor used to calculate the discounted cash flow amount. Inputs into the valuation of the asset retirement obligations include estimates of: (1) plugging and abandonment costs per well and related facilities; (2) remaining life per well and facilities; and (3) a credit adjusted risk-free interest rate.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

Note 3 – Acquisitions and Dispositions (Continued)

Apache Joint Venture

On February 1, 2013, we entered into an Exploration Agreement (“Agreement”) with Apache Corporation (“Apache”) to jointly participate in exploration of oil and gas pay sands associated with salt dome structures on the central Gulf of Mexico Shelf.  We have a 25% participation interest in the Agreement, which expires on February 1, 2018.

The area of mutual interest under this agreement includes several salt domes within a 135 block area.  Our share of cost to acquire seismic data over a two-year seismic shoot phase is currently estimated to be approximately $37.5 million of which approximately $17.9 million was incurred through June 30, 2013.  We have presently consented to participate in drilling one well and have an option to participate in two other wells under the current drilling program.  Drilling on the first well commenced in May 2013 and our share of the costs related to this well at June 30, 2013 were approximately $8.1 million.

As of June 30, 2013, we paid consideration of approximately $3 million, being our participation interest, to Apache for 21 non-producing primary-term leases.

Note 4 – Property and Equipment

Property and equipment consists of the following (in thousands):

	June 30,
	2013	2012
Oil and gas properties
Proved properties	$5,335,737	$4,375,984
Less: accumulated depreciation, depletion, amortization and impairment	2,468,783	2,096,531
Proved properties	2,866,954	2,279,453
Unevaluated properties	422,551	418,760
Oil and gas properties	$3,289,505	$2,698,213

Note 5 – Long-Term Debt

Long-term debt consists of the following (in thousands):

	June 30,
	2013	2012

Revolving credit facility	$339,000	$—
9.25% Senior Notes due 2017	750,000	750,000
7.75% Senior Notes due 2019	250,000	250,000
Derivative instruments premium financing	24,681	17,387
Total debt	1,363,681	1,017,387
Less current maturities	18,838	3,864
Total long-term debt	$1,344,843	$1,013,523

Maturities of long-term debt as of June 30, 2013 are as follows (in thousands):

Year Ending June 30,
2014	$18,838
2015	5,843
2016	—
2017	—
2018	1,089,000
Thereafter	250,000
Total	$1,363,681

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

Note 5 – Long-Term Debt (Continued)

Revolving Credit Facility

We entered into the second amended and restated first lien credit agreement (“First Lien Credit Agreement”) in May 2011. This facility, as amended, has lender commitments of $1,700 million and matures on April 9, 2018. Borrowings are limited to a borrowing base based on oil and gas reserve values which are redetermined on a periodic basis. Currently, the facility bears interest based on the borrowing base usage, at the applicable London Interbank Offered Rate (“LIBOR”), plus applicable margins ranging from 1.75% to 2.75% or an alternate base rate, based on the federal funds effective rate plus applicable margins ranging from 0.75% to 1.75%. The revolving credit facility is secured by mortgages on at least 85% of the value of our proved reserves.  Under the First Lien Credit Agreement, we are allowed to pay Bermuda a limited amount of distributions, subject to certain terms and conditions.

On October 4, 2011, we entered into the First Amendment (the “First Amendment”) to the First Lien Credit Agreement, which provided us the ability to make distributions to Bermuda for various purposes, subject to varying limitations depending on the purpose of the distribution.  Our ability to make dividends was subject to us meeting minimum liquidity and maximum revolver utilization thresholds, and was further limited to an aggregate cumulative amount equal to $70 million plus 50% of our cumulative Consolidated Net Income (as defined in the First Amendment) for the period from October 1, 2010 through the most recently ended quarter.  Our ability to make dividend payments to Bermuda was modified in subsequent amendments.

On May 24, 2012, we entered into the Second Amendment (the “Second Amendment”) to the First Lien Credit Agreement which provided us further increased flexibility to make payments to Bermuda and/or its other subsidiaries. The Second Amendment includes the following: (a) removal of limitations on our ability to finance hedge option premiums; (b) technical modifications in regard to our ability to reposition hedges; (c) adjustment of definitions and other provisions to further increase our ability to make distributions to Bermuda and/or its subsidiaries; and (d) technical corrections in connection with the replacement of one of the lenders (including that lender’s role as an issuer of a letter of credit) under the First Lien Credit Agreement.

On October 19, 2012, we entered into the Third Amendment (the “Third Amendment”) to the First Lien Credit Agreement. The Third Amendment provides changes, supplements, and other modifications for information specific to the lenders under the First Lien Credit Agreement and increased the borrowing base to $825 million.

On April 9, 2013, we entered into the Fourth Amendment (the “Fourth Amendment”) to the First Lien Credit Agreement. The Fourth Amendment included the following revisions: (a) extension of the maturity date to April 9, 2018, (b) increase of commitments under the First Lien Credit Agreement from $925 million to $1,700 million, (c) increase in the borrowing base to $850 million, (d) reduction of the ranges of applicable margins on all borrowing by 0.25% to 0.50%, (e) approval of an increase in the cash distribution basket under which Bermuda can make dividend payments on its preferred and common stock, from $17 million to $50 million per calendar year, (f) increase in the general basket of permitted unsecured indebtedness from $250 million to $750 million, subject to a reduction in the borrowing base of 25 percent of any unsecured indebtedness issued in excess of $250 million, and (g) approval of additional ability of an affiliated entity to reinsure our assets and operations and of our subsidiaries.

On May 1, 2013, we entered into the Fifth Amendment (the “Fifth Amendment”) to the First Lien Credit Agreement.  The Fifth Amendment provides changes and other modifications to the First Lien Credit Agreement to increase our ability to make dividends and other distributions to Bermuda.  Under the Amendment, we are permitted to make dividends and other distributions in an amount of up to $350 million per calendar year to the extent that, following each distribution, we and our subsidiaries have liquidity, in the form of cash and available borrowing capacity under the First Lien Credit Agreement, of the greater of $150 million or 15% of the borrowing base under the First Lien Credit Agreement.  Further, the amendment limits our total aggregate distributions to a maximum of $70 million plus 50% of our cumulative consolidated net income between October 1, 2010 and the most recently ended fiscal quarter, and requires that the making of any such dividend or other distributions must otherwise comply with all contractual restrictions and obligations applicable to us.

The First Lien Credit Agreement, as amended, requires us to maintain certain financial covenants. Specifically, we may not permit the following under First Lien Credit Agreement: (a) our total leverage ratio to be more than 3.5 to 1.0, (b) our interest coverage ratio to be less than 3.0 to 1.0, and (c) our current ratio (in each case as defined in our First Lien Credit Agreement) to be less than 1.0 to 1.0, as of the end of each fiscal quarter. In addition, it is subject to various other covenants including, but not limited to, those limiting our ability to declare and pay dividends or other payments, our ability to incur debt, restrictions on change of control, the ability to enter into certain hedging agreements, as well as a covenant to maintain John D. Schiller, Jr. in his current executive position, subject to certain exceptions in the event of his death or disability.

As of June 30, 2013, we were in compliance with all covenants under the First Lien Credit Agreement.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

Note 5 – Long-Term Debt (Continued)

High Yield Facilities

9.25% Senior Notes

On December 17, 2010, we issued $750 million face value of 9.25%, unsecured senior notes due December 15, 2017 at par (the “9.25% Old Senior Notes”). It exchanged $749 million aggregate principal of the 9.25% Old Senior Notes for $749 million aggregate principal amount of newly issued notes (the “9.25% Senior Notes”) registered under the Securities Act of 1933, as amended (the “Securities Act”), on July 8, 2011. The 9.25% Senior Notes bear identical terms and conditions as the 9.25% Old Senior Notes. The trading restrictions on the remaining $1 million face value of the 9.25% Old Senior Notes were lifted on December 17, 2011.

The 9.25% Senior Notes are callable at 104.625% starting December 15, 2014, with such premium declining to zero by December 15, 2016.  The 9.25% Senior Notes also provide for the redemption of up to 35% of the 9.25% Senior Notes outstanding at 109.25% prior to December 15, 2013 with the proceeds from any equity raised.  We incurred underwriting and direct offering costs of $15.4 million which have been capitalized and will be amortized over the life of the notes.

We have the right to redeem the 9.25% Senior Notes under various circumstances and are required to make an offer to repurchase the 9.25% Senior Notes upon a change of control and from the net proceeds of asset sales under specified circumstances each of which as defined in the indenture governing the 9.25% Senior Notes.

We believe that the fair value of the $750 million of 9.25% Senior Notes outstanding as of June 30, 2013 was $825 million based on quoted prices and the market is not an active market; therefore, the fair value is classified within Level 2.

The 9.25% Senior Notes are fully and unconditionally guaranteed by Bermuda and each of our existing and future material domestic subsidiaries.

7.75% Senior Notes

On February 25, 2011, we issued $250 million face value of 7.75%, unsecured senior notes due June 15, 2019 at par (the “7.75% Old Senior Notes”). It exchanged the full $250 million aggregate principal of the 7.75% Old Senior Notes for $250 million aggregate principal amount of newly issued notes registered under the Securities Act (the “7.75% Senior Notes”) on July 7, 2011. The 7.75% Senior Notes bear identical terms and conditions as the 7.75% Old Senior Notes.

The 7.75% Senior Notes are callable at 103.875% starting June 15, 2015, with such premium declining to zero on June 15, 2017. The 7.75% Senior Notes also provide for the redemption of up to 35% of the 7.75% Senior Notes outstanding at 107.75% prior to June 15, 2014 with the proceeds from any equity raised.  We incurred underwriting and direct offering costs of $3.1 million which have been capitalized and will be amortized over the life of the notes.

We have the right to redeem the 7.75% Senior Notes under various circumstances and are required to make an offer to repurchase the 7.75% Senior Notes upon a change of control and from the net proceeds of asset sales under specified circumstances each of which as defined in the indenture governing the 7.75% Senior Notes.

We believe that the fair value of the $250 million of 7.75% Senior Notes outstanding as of June 30, 2013 was $257.5 million based on quoted prices and the market is not an active market; therefore, the fair value is classified within Level 2.

The 7.75% Senior Notes are fully and unconditionally guaranteed by Bermuda and each of our existing and future material domestic subsidiaries.

Derivative Instruments Premium Financing

We finance premiums on derivative instruments that we purchase with our hedge counterparties. Substantially all of our hedges are done with lenders under our revolving credit facility. Derivative instruments premium financing is accounted for as debt and this indebtedness is pari passu with borrowings under the revolving credit facility. The derivative instruments premium financing is structured to mature when the derivative instrument settles so that we realize the value net of derivative instrument premium financing. As of June 30, 2013 and June 30, 2012, our outstanding derivative instruments premium financing discounted at our approximate borrowing cost of 2.5% per annum totaled $24.7 million and $17.4 million, respectively.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

Note 5 – Long-Term Debt (Continued)

Interest Expense

For the years ended June 30, 2013, 2012 and 2011, interest expense consisted of the following (in thousands):

	Year Ended June 30,
	2013	2012	2011

Revolving credit facility	$11,816	$9,420	$10,080
9.25% Senior Notes due 2017	69,375	69,375	37,193
7.75% Senior Notes due 2019	19,375	19,375	6,727
10% Senior Notes due 2013	—	—	20,811
16% Second Lien Notes due 2014	—	—	24,967
Amortization of debt issue cost - Revolving credit facility	4,303	4,881	6,999
Amortization of debt issue cost - 10% Senior Notes due 2013	—	—	1,681
Amortization of debt issue cost - 16% Second Lien Notes due 2014	—	—	54
Amortization of debt issue cost – 9.25% Senior Notes due 2017	2,206	2,206	1,196
Amortization of debt issue cost – 7.75% Senior Notes due 2019	388	388	141
Discount amortization - 16% Second Lien Notes due 2014 (Private Placement)	—	—	1,894
Premium amortization - 16% Second Lien Notes due 2014 (Exchange Offer)	—	—	(6,889)
Derivative instruments premium financing and other	897	1,196	819
Settlement of Lehman Brothers liability	—	1,890	—
	$108,360	$108,731	$105,673

Note 6 – Notes Payable

In May 2012, we entered into a note with AFCO Credit Corporation to finance a portion of our insurance premiums. The note was for a total face amount of $26.0 million and bore interest at an annual rate of 1.556%. The note matured and was repaid on December 26, 2012.

In July 2012, we entered into a note to finance a portion of our insurance premiums. The note was for a total face amount of $3.6 million and bore interest at an annual rate of 1.667%. The note matured and was repaid on May 1, 2013.

In May 2013, we entered into a note with AFCO Credit Corporation to finance a portion of our insurance premiums. The note was for a total face amount of $24.8 million and bears interest at an annual rate of 1.623%. The note amortizes over the remaining term of the insurance, which matures April 26, 2014.  The balance outstanding as of June 30, 2013 was $22.3 million.

Note 7 – Asset Retirement Obligations

The following table describes the changes to our asset retirement obligations (in thousands):

	Year Ended June 30,
	2013	2012

Balance at beginning of year	$301,415	$323,242
Liabilities acquired	7,277	125
Liabilities incurred	18,486	2,268
Liabilities settled	(41,939)	(14,990)
Revisions in estimated cash flows	(28,306)	(48,391)
Accretion expense	30,885	39,161
Total balance at end of year	287,818	301,415
Less current portion	29,500	34,457
Long-term balance at end of year	$258,318	$266,958

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

Note 8 – Derivative Financial Instruments

We enter into hedging transactions with a diversified group of investment-grade rated counterparties, primarily financial institutions for our derivative transactions to reduce the concentration of exposure to any individual counterparty and to reduce exposure to fluctuations in the price of crude oil and natural gas. We use financially settled crude oil and natural gas puts, swaps, zero-cost collars and three-way collars. The Company designates a majority of its derivative financial instruments as cash flow hedges. No components of the cash flow hedging instruments are excluded from the assessment of hedge ineffectiveness. Any gains or losses resulting from the change in fair value from hedging transactions that are determined to be ineffective are recorded as a loss (gain) on derivative financial instruments, whereas gains and losses from the settlement of cash flow hedging contracts are recorded in crude oil and natural gas revenue in the same period during which the hedged transactions are settled.

When the Company discontinues cash flow hedge accounting because it is no longer probable that an anticipated transaction will occur in the originally expected period, changes to fair value accumulated in other comprehensive income are recognized immediately into earnings.

With a financially settled purchased put, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the hedged price of the transaction. With a swap, the counterparty is required to make a payment to us if the settlement price for a settlement period is below the hedged price for the transaction, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the hedged price for the transaction. With a zero-cost collar, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the floor price of the collar, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the cap price for the collar. A three-way collar is a combination of options consisting of a sold call, a purchased put and a sold put. The sold call establishes a maximum price we will receive for the volumes under contract. The purchased put establishes a minimum price unless the market price falls below the sold put, at which point the minimum price would be the reference price (i.e., NYMEX WTI and/or BRENT, IPE) plus the difference between the purchased put and the sold put strike price.

Most of our crude oil production is Heavy Louisiana Sweet (“HLS”). Through June 30, 2011, we utilized West Texas Intermediate (“WTI”), NYMEX based derivatives as the exclusive means of hedging our fixed price commodity risk thereby resulting in HLS/WTI basis exposure. During the quarter ended September 30, 2011, the Company began including ICE Brent Futures (“Brent”) collars and three-way collars in our hedging portfolio. By including Brent benchmarks in our crude hedging, we can more appropriately manage our exposure and price risk.

The energy markets have historically been very volatile, and there can be no assurances that crude oil and natural gas prices will not be subject to wide fluctuations in the future. While the use of hedging arrangements helps to limit the downside risk of adverse price movements, they may also limit future gains from favorable price movements.

We have monetized certain hedge positions at various times since the quarter ended March 31, 2009 through the quarter ended June 30, 2013, and received $181.3 million.  These monetized amounts were recorded in stockholders’ equity as part of other comprehensive income (“OCI”) and are recognized in income over the contract life of the underlying hedge contracts.  As of June 30, 2013, we had $9 million of monetized amounts remaining in OCI of which $4.5 million will be recognized during each of the quarters ending September 30, 2013 and December 31, 2013, respectively.

During the year ended June 30, 2013, we repositioned certain hedge positions by selling puts on certain existing calendar year 2013 hedge collar contracts and purchasing new put spread contracts.  The $2.2 million received from the sale of puts were recorded as deferred hedge revenue and will be recognized in income over the life of the underlying hedge contracts through December 31, 2013.  As of June 30, 2013, we had $1.3 million in deferred hedge revenue of which $0.7 million and $0.6 million will be recognized during the quarters ending September 30, 2013 and December 31, 2013, respectively.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

Note 8 – Derivative Financial Instruments (Continued)

As of June 30, 2013, we had the following net open crude oil derivative positions:

					Weighted Average Contract Price
					Swaps	Collars/Put Spreads
Period	Type of Contract	Index	Volumes (MBbls)		Fixed Price	Sub Floor	Floor	Ceiling

July 2013 - December 2013	Three-Way Collars	Oil-Brent-IPE	2,024	(1)		$85.91	$105.91	$125.88
July 2013 - December 2013	Put Spreads	Oil-Brent-IPE	920			87.00	106.00
July 2013 - December 2013	Three-Way Collars	NYMEX-WTI	920			70.00	90.00	136.32
July 2013 - December 2013	Collars	NYMEX-WTI	644				73.57	105.63
July 2013 - December 2013	Swaps	NYMEX-WTI	92		$86.60
July 2013 - December 2013	Swaps	NYMEX-WTI	(92)		88.20
January 2014 - December 2014	Three-Way Collars	Oil-Brent-IPE	2,373			68.08	88.08	130.88
January 2014 - December 2014	Collars	Oil-Brent-IPE	730				90.00	108.38
January 2014 - December 2014	Three-Way Collars	NYMEX-WTI	3,650			70.00	90.00	137.14
January 2015 - December 2015	Three-Way Collars	Oil-Brent-IPE	1,825			72.00	92.00	111.56

(1) The Oil-Brent-IPE three-way collars for the period from July 2013 through December 2013 include the repositioned derivative contracts referred to above. The newly purchased put spreads have been designated as hedges whereas the call option remaining from the collar after the put was sold no longer qualifies for hedge accounting. However, the combination of the put spread and call contracts effectively result into a three-way collar.
As of June 30, 2013, we had the following net open natural gas derivative positions:

				Weighted Average Contract Price
				Collars/Put Spreads
Period	Type of Contract	Index	Volumes (MMBtu)	Sub Floor	Floor	Ceiling

July 2013 - December 2013	Three-Way Collars	NYMEX-HH	8,580	$3.72	$4.54	$5.37
July 2013 - December 2013	Put Spreads	NYMEX-HH	620	4.00	4.90
January 2014 – December 2014	Three-Way Collars	NYMEX-HH	10,950	3.25	4.00	4.74

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

Note 8 – Derivative Financial Instruments (Continued)

The fair values of derivative instruments in our consolidated balance sheets were as follows (in thousands):

	Asset Derivative Instruments				Liability Derivative Instruments
	June 30, 2013		June 30, 2012		June 30, 2013		June 30, 2012
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value

Commodity Derivative Instruments designated as hedging instruments:
Derivative financial instruments	Current	$52,216	Current	$66,716	Current	$14,609	Current	$34,462
	Non-Current	42,263	Non-Current	103,462	Non-Current	20,337	Non- Current	58,229
Commodity Derivative Instruments not designated as hedging instruments:
Derivative financial instruments	Current	1,976	Current	46	Current	1,234	Current	—
Total		$96,455		$170,224		$36,180		$92,691

The effect of derivative instruments on our consolidated statements of operations was as follows (in thousands):

	Year Ended June 30,
	2013	2012	2011
Location of (Gain) Loss in Income Statement
Cash Settlements, net of amortization of purchased put premiums:
Oil sales	$(13,295)	$(438)	$58,185
Natural gas sales	(15,110)	(28,163)	(37,874)
Total cash settlements	(28,405)	(28,601)	20,311

Commodity Derivative Instruments designated as hedging instruments:
(Gain) loss on derivative financial instruments Ineffective portion of commodity derivative instruments	881	(3,479)	(21)

Commodity Derivative Instruments not designated as hedging instruments:
(Gain) loss on derivative financial instruments Realized mark to market (gain) loss	1,812	(4,542)	(3,686)
Unrealized mark to market (gain) loss	(778)	760	(1,856)
Total (gain) loss on derivative financial instruments	1,915	(7,261)	(5,563)
Total (gain) loss	$(26,490)	$(35,862)	$14,748

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

Note 8 – Derivative Financial Instruments (Continued)

The cash flow hedging relationship of our derivative instruments was as follows (in thousands):

Location of (Gain) Loss	Amount of (Gain) Loss on Derivative Instruments Recognized in Other Comprehensive (Income) Loss, net of tax (Effective Portion)	Amount of (Gain) Loss on Derivative Instruments Reclassified from Other Comprehensive (Income) Loss, net of tax (Effective Portion)	Amount of (Gain) Loss on Derivative Instruments Reclassified from Other Comprehensive (Income) Loss (Ineffective Portion)
Year Ended June 30, 2013
Commodity Derivative Instruments	$31,303
Revenues		$(25,876)
Loss (gain) on derivative financial instruments			$881
Total	$31,303	$(25,876)	$881

Year Ended June 30, 2012
Commodity Derivative Instruments	$(126,087)
Revenues		$(22,372)
Loss (gain) on derivative financial instruments			$(3,479)
Total	$(126,087)	$(22,372)	$(3,479)

Year Ended June 30, 2011
Commodity Derivative Instruments	$96,190
Revenues		$(7,422)
Loss (gain) on derivative financial instruments			$(21)
Total	$96,190	$(7,422)	$(21)

The amount expected to be reclassified from other comprehensive income to income in the next 12 months is a gain of $27.8 million ($18.1 million net of tax) on our commodity hedges.  The estimated and actual amounts are likely to vary significantly due to changes in market conditions.

We monitor the creditworthiness of our counterparties. However, we are not able to predict sudden changes in counterparties’ creditworthiness. In addition, even if such changes are not sudden, we may be limited in our ability to mitigate an increase in counterparty credit risk. Possible actions would be to transfer our position to another counterparty or request a voluntary termination of the derivative contracts resulting in a cash settlement. Should one of these financial counterparties not perform, we may not realize the benefit of some of our derivative instruments under lower commodity prices, and could incur a loss. At June 30, 2013, we had no deposits for collateral with our counterparties.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

Note 9 - Supplemental Cash Flow Information

The following table represents our supplemental cash flow information (in thousands):

	Year Ended June 30,
	2013	2012	2011

Cash paid for interest	$99,118	$103,200	$96,624

The following table represents our non-cash investing and financing activities (in thousands):

	Year Ended June 30,
	2013	2012	2011

Financing of insurance premiums	$22,524	$22,211	$19,853
Derivative instruments premium financing	18,231	16,259	4,267
Additions to property and equipment by recognizing asset retirement obligations	(9,820)	(45,998)	222,438

Note 10 - Related Party Transactions

During the years ended June 30, 2013, 2012 and 2011, we received (returned) capital contributions of $(27.7) million, $(2.4) million and $542.1 million, respectively, from our Parent.

On November 21, 2011, we advanced $65.0 million under a promissory note formalized on December 16, 2011 to Energy XXI, Inc., our indirect parent, bearing a simple interest of 2.78% per annum.  The note matures on December 16, 2021.    Energy XXI, Inc. has an option to prepay this note in whole or in part at any time, without any penalty or premium.  Interest and principal are payable at maturity.  Interest on the note receivable amounted to approximately $1,836,000 and $1,099,000 for the years ended June 30, 2013 2012, respectively.  Energy XXI, Inc. is subject to certain covenants related to investments, restricted payments and prepayments and was in compliance with such covenants as of June 30, 2013.

The Company has no employees; instead it receives management services from Energy XXI Services, LLC (“Energy Services”), an affiliate of the Company.  Other services provided by Energy Services include legal, accounting, tax, corporate secretarial, human resources, employee benefit administration, office space and other furniture and equipment management, and other support services.  Cost of these services for the years ended June 30, 2013, 2012 and 2011 was approximately $62.5 million, $77.8 million and $69.6 million, respectively, and is included in general and administrative expense.

The Company reimbursed $3.6 million to its affiliate Energy XXI Insurance Limited for windstorm insurance coverage.  The coverage is for period from June 1, 2013 through June 1, 2014.  As of June 30, 2013 the unamortized insurance premium of $3.0 million was included in prepaid expenses and other current assets.

Note 11 - Commitments and Contingencies

Litigation.  We are involved in various legal proceedings and claims, which arise in the ordinary course of our business. We do not believe the ultimate resolution of any such actions will have a material effect on our consolidated financial position, results of operations or cash flows.

Letters of Credit and Performance Bonds.   We had $225.3 million in letters of credit and $44.5 million of performance bonds outstanding as of June 30, 2013.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

Note 11 - Commitments and Contingencies (Continued)

Drilling Rig Commitments.  The drilling rig commitments represent minimum future expenditures for drilling rig services.  The expenditures for drilling rig services will exceed such minimum amounts to the extent we utilize the drilling rigs subject to a particular contractual commitment for a period greater than the period set forth in the governing contract. As of June 30, 2013, we have entered into seven drilling rig commitments:

1)  June 30, 2013 to August 15, 2013 at $49,000 per day

2)  January 1, 2013 to September 30, 2013 at $110,000 per day

3)  October 1, 2013 to June 30, 2014 at $125,000 per day

4)  March 5, 2013 to August 31, 2013 at $135,000 per day

5)  September 1, 2013 to August 31, 2014 at $140,000 per day

6)  February 15, 2013 to July 3, 2013 at $36,000 per day

7)  April 11, 2013 to September 15, 2013 at $20,000 per day

At June 30, 2013, future minimum commitments under these contracts totaled $107.6 million.

Note 12 — Income Taxes

We are a (U.S.) Delaware company and a member of a consolidated group of corporations for U.S. federal income tax purposes where Energy XXI USA, Inc., (the “U.S. Parent”) is the parent entity.  Energy XXI (Bermuda) Limited (the “Foreign Parent”) indirectly owns 100% of U.S. Parent.  ASC Topic 740 (formerly SFAS No. 109) provides that the income tax amounts presented in the separate financial statements of a subsidiary entity that is a member of a consolidated group should be based upon a consistent, reasonable allocation of the income tax amounts of the consolidated group. Accordingly, the income tax amounts presented herein have been computed by applying the provisions of Topic 740 to Energy XXI and its subsidiaries as if it were a separate consolidated group.

We operate through our various subsidiaries in the United States; accordingly, income taxes have been provided based upon the tax laws and rates of the United States as they apply to our current ownership structure.

The components of our income tax provision are as follows (in thousands):

	Year Ended June 30,
	2013	2012	2011

Current	$-	$(53)	$93
Deferred	83,431	71,063	(33)
Income tax expense	$83,431	$71,010	$60

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

Note 12 — Income Taxes (Continued)

The following is a reconciliation of statutory income tax expense to our income tax provision (in thousands):

	Year Ended June 30,
	2013	2012	2011

Income (loss) before income taxes	$266,807	$386,156	$85,020
Statutory rate	35%	35%	35%
Income tax expense (benefit) computed at statutory rate	93,383	135,155	29,757
Reconciling items:
State income taxes, net of federal tax benefit	(2,461)	(53)	60
Change in valuation allowance, net	(59,853)	19,334	(23,770)
Revaluation of tax attribute carryovers	52,071	(33,337)	(5,989)
Cancellation of debt income – GC bond repurchase	-	(50,316)	-
Other	291	227	2
Income tax expense	$83,431	$71,010	$60

Deferred income taxes primarily represent the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  The components of our deferred taxes are detailed in the table below (in thousands):

	June 30,
	2013	2012
Deferred tax assets:
Asset retirement obligations	$100,439	$105,237
Tax loss carryforwards	349,663	220,202
Deferred state taxes	22,494	20,034
Deferred interest under IRC Sec. 163(j)	28,721	60,403
Other	98	-
Total deferred tax assets	501,415	405,876

Deferred tax liabilities:
Derivative instruments	(8,602)	(17,938)
Oil and gas properties	(562,242)	(351,933)
Retirement of debt	(9,680)	(9,680)
Partnership activity	(52,202)	(31,159)
Other	-	(47)
Total deferred tax liabilities	(632,726)	(410,757)

Valuation allowance	(22,494)	(82,348)

Net deferred tax liability	$(153,805)	$(87,229)

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

Note 12 — Income Taxes (Continued)

At June 30, 2013, the U.S. consolidated tax group had a federal tax loss carryforward (“NOLs”) of approximately $1.1 billion and a state income tax loss carryforward of approximately $432.6 million, which will expire in various amounts beginning in 2026 and ending in 2030.  As of June 30, 2013, Energy XXI Gulf Coast, Inc. was the primary contributor of the federal and state loss carryforwards to the U.S. consolidated tax group.

Section 382 of the Code (“Section 382”) imposes limitations on a corporation’s ability to utilize its NOLs if it experiences an “ownership change” and Code Section 383 provides similar rules for other tax attributes, e.g., capital losses. In general terms, an ownership change may result from transactions increasing the ownership percentage of certain shareholders in the stock of the corporation by more than 50 percentage points over a three year period. In the event of an ownership change, utilization of the NOLs would be subject to an annual limitation under Section 382 determined by multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term tax exempt rate (ranging between approximately 3.0% and 4.5%). Any unused annual limitation may be carried over to subsequent years. The amount of the limitation may, under certain circumstances, be increased by the built-in gains held by the Company at the time of the ownership change that are recognized in the five year period after the change. The Company experienced an ownership change on June 20, 2008, and a second ownership change on November 3, 2010.  Based upon the Company’s  determination of its annual limitation related to this ownership change, management believes that Section 382 should not otherwise limit the Company’s ability to utilize its federal or state NOLs or other attribute carryforwards during their applicable carryforward periods. Management will continue to monitor the potential impact of Code Sections 382 and 383 in future periods with respect to NOL and other tax attribute carryforwards and will reassess realization of these carryforwards periodically.

During the year ended June 30, 2009, we incurred a significant impairment loss related to our oil and gas properties due to the steep decline in global energy prices over that same time period.  This loss is not deductible for tax purposes until the impaired properties are depleted or disposed of.  As a result of this impairment, we have reported cumulative losses and remained marginally in an overall loss position.  Due to this previous loss position, coupled with volatility in energy prices (at the time) causing uncertainty as to operating results, we established a valuation allowance of $175.0 million during the year ended June 30, 2009. We have subsequently reduced this allowance by $152.5 million due principally to the reported pre-tax income in the subsequent years. This results in an ending valuation allowance of $22.5 million at June 30, 2013, which relates to certain State of Louisiana net operating loss carryovers that we not currently believe, on a more-likely-than-not basis, are realizable due to our current focus on offshore operations. Management continues to monitor this situation closely, and the results from any change in judgment reflecting a change in the underlying facts will be reflected in the period of the factual change.

The U.S. parent adopted the provisions of ASC 740-10 (formally known as FIN 48) and applied the guidance of Topic 740-10 as of July 1, 2007.  As of the adoption date, our parent did not record a cumulative effect adjustment related to the adoption of Topic 740-10 or have any gross unrecognized tax benefit.  At June 30, 2013, our parent did not have any Topic 740-10 liability or gross unrecognized tax benefit.

The U.S. parent filed our initial tax return for the tax year ended June 30, 2006 as well as the returns for the tax years ended June 30, 2007 through 2012.  Tax years  ended June 30, 2010 through 2012 remain open to examination under the applicable statute of limitations in the U.S. and state tax jurisdictions in which the Company and its affiliates file income tax returns.  However, the statute of limitations for examination of NOLs and other similar attribute carryforwards does not begin to run until the year the attribute is utilized.  In some instances, state statutes of limitations are longer than those under U.S. federal tax law.

The U.S. consolidated group historically has paid no (significant) cash taxes primarily due to the presence of our NOLs.  However, if current income trends continue, we could be responsible for making cash tax payments in fiscal 2014 from application of the alternative minimum tax (AMT) under current law.

Note 13 — Concentrations of Credit Risk

Major Customers.  We market substantially all of our oil and natural gas production from the properties we operate. We also market more than half of our oil and natural gas production from the fields we do not operate. The majority of our operated gas, oil and condensate production is sold to a variety of purchasers under short-term (less than 12 months) contracts at market-based prices.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

Note 13 — Concentrations of Credit Risk (Continued)

Shell Trading Company (“Shell”) accounted for approximately 35%, 32% and 61% of our total oil and natural gas revenues during the years ended June 30, 2013, 2012 and 2011, respectively.  ExxonMobil Corporation (“ExxonMobil”) accounted for approximately 37%, 37% and 22% of our total oil and natural gas revenues during the years ended June 30, 2013, 2012 and 2011, respectively.  J.P. Morgan Ventures Energy Corporation (“J.P. Morgan”) accounted for 12% and 18% of our total oil and natural gas revenues during the years ended June 30, 2013 and 2012, respectively.   We also sell our production to a number of other customers, and we believe that those customers, along with other purchasers of oil and natural gas, would purchase all or substantially all of our production in the event that Shell, ExxonMobil or J.P. Morgan curtailed their purchases.

Accounts Receivable.  Substantially all of our accounts receivable result from oil and natural gas sales and joint interest billings to third parties in the oil and gas industry.  This concentration of customers and joint interest owners may impact our overall credit risk in that these entities may be similarly affected by changes in economic and other conditions.

Derivative Instruments.  Derivative instruments also expose us to credit risk in the event of nonperformance by counterparties.  Generally, these contracts are with major investment grade financial institutions and other substantive counterparties.  We believe that our credit risk related to the futures and swap contracts is no greater than the risk associated with the primary contracts and that the elimination of price risk through our hedging activities reduces volatility in our reported consolidated results of operations, financial position and cash flows from period to period and lowers our overall business risk.

Cash and Cash Equivalents.  We are subject to concentrations of credit risk with respect to our cash and cash equivalents, which we attempt to minimize by maintaining our cash and cash equivalents with major high credit quality financial institutions.  At times cash balances may exceed limits federally insured by the Federal Deposit Insurance Corporation.

Note 14 — Fair Value of Financial Instruments

Certain assets and liabilities are measured at fair value on a recurring basis in our consolidated balance sheets. The following methods and assumptions were used to estimate the fair values:

The carrying amounts approximate fair value for cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued liabilities and notes payable due to the short-term nature or maturity of the instruments.

Our commodity derivative instruments consist of financially settled crude oil and natural gas puts, swaps, zero-cost collars and three way collars. We estimate the fair values of these instruments based on published forward commodity price curves, market volatility and contract terms as of the date of the estimate. The discount rate used in the discounted cash flow projections is based on published LIBOR rates. The fair values of commodity derivative instruments in an asset position include a measure of counterparty nonperformance risk, and the fair values of commodity derivative instruments in a liability position include a measure of our own nonperformance risk, each based on the current published issuer-weighted corporate default rates. See Note 8 — Derivative Financial Instruments.

Valuation techniques are generally classified into three categories: the market approach; the income approach; and the cost approach. The selection and application of one or more of these techniques requires significant judgment and is primarily dependent upon the characteristics of the asset or liability, the principal (or most advantageous) market in which participants would transact for the asset or liability and the quality and availability of inputs. Inputs to valuation techniques are classified as either observable or unobservable within the following hierarchy:

•	Level 1 – quoted prices in active markets for identical assets or liabilities.

•
Level 2 – inputs other than quoted prices that are observable for an asset or liability. These include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market-corroborated inputs).

•	Level 3 – unobservable inputs that reflect the Company’s own expectations about the assumptions that market participants would use in measuring the fair value of an asset or liability.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

Note 14 — Fair Value of Financial Instruments (Continued)

The following table presents the fair value of our Level 2 financial instruments (in thousands):

	As of June 30,
	2013	2012

Assets:
Oil and natural gas derivatives	$96,455	$170,224

Liabilities:
Oil and natural gas derivatives	$36,180	$92,691

Note 15 — Prepayments and Accrued Liabilities

Prepayments and accrued liabilities consist of the following (in thousands):

	June 30,
	2013	2012

Prepaid expenses and other current assets
Advances to joint interest partners	$13,936	$12,966
Insurance	28,417	30,162
Inventory	4,094	4,849
Royalty deposit	1,210	2,443
Other	207	683
Total prepaid expenses and other current assets	$47,864	$51,103

Accrued liabilities
Advances from joint interest partners	$1,348	$301
Interest payable	5,733	3,721
Accrued hedge payable	2,214	136
Undistributed oil and gas proceeds	47,766	54,484
Other	1,273	1,453
Total accrued liabilities	$58,334	$60,095

Note 16 — Subsequent Event

In July 2013, we entered into a note to finance a portion of our Weather Based Insurance Linked Securities insurance premiums. The note is for a total face amount of $2.9 million and bears interest at an annual rate of 1.823%. The note amortizes over the remaining term of the insurance, which matures June 1, 2014.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

Note 17 – Supplementary Oil and Gas Information – Unaudited

The supplementary data presented reflects information for all of our oil and gas producing activities.  Costs incurred for oil and gas property acquisition, exploration and development activities are as follows:

	Year Ended June 30,
	2013	2012	2011
	(In Thousands)
Oil and Gas Activities
Exploration costs	$168,512	$183,397	$98,133
Development costs	636,406	383,495	180,191
Total capital expenditures	804,918	566,892	278,324
Property acquisitions
Proved	108,825	6,401	722,551
Unevaluated	52,339	—	289,711
Total acquisitions	161,164	6,401	1,012,262
Asset retirement obligations, insurance proceeds and other – net	(2,283)	(55,399)	205,702
Total costs incurred	$963,799	$517,894	$1,496,288

Oil and natural gas property costs excluded from the amortization base represent investments in unevaluated properties and include non-producing leasehold, geological and geophysical costs associated with leasehold or drilling interests and exploration drilling costs. We exclude these costs until the property has been evaluated.  We also allocate a portion of our acquisition costs to unevaluated properties based on fair value.  Costs are transferred to proved properties as the properties are evaluated or over the life of the reservoir. The wells in progress will be transferred into the amortization base once the results of the drilling activities are known.

We excluded from the amortization base the following costs related to unproved property costs and major development projects:

	June 30,
	2013	2012	2011
	(In Thousands)

Unevaluated properties	$89,724	$166,692	$324,549
Wells in progress	332,827	252,068	142,744
	$422,551	$418,760	$467,293

Estimated Net Quantities of Oil and Natural Gas Reserves

The following estimates of the net proved oil and natural gas reserves of our oil and gas properties located entirely within the U.S. are based on evaluations prepared by our reservoir engineers and audited by NSAI.  Reserve volumes and values were determined under the method prescribed by the SEC, which requires the application of the 12-month average price for natural gas and oil calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month prior period to the end of the reporting period and current costs held constant throughout the projected reserve life. Reserve estimates are inherently imprecise and estimates of new discoveries are more imprecise that those of producing oil and gas properties. Accordingly, reserve estimates are expected to change as additional performance data becomes available.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

Note 17 – Supplementary Oil and Gas Information – Unaudited (Continued)

Estimated quantities of proved domestic oil and gas reserves and changes in quantities of proved developed and undeveloped reserves in thousands of barrels (“MBbls”) and millions of cubic feet (“MMcf”) for each of the periods indicated were as follows:

	Crude Oil	Natural Gas	Total
	(MBbls)	(MMcf)	(MBOE)
Proved reserves at June 30, 2010	47,483	168,783	75,614
Production	(8,553)	(24,533)	(12,642)
Extensions and discoveries	3,056	39,555	9,649
Revisions of previous estimates	2,155	(43)	2,148
Reclassification of proved undeveloped	(2,917)	(4,579)	(3,681)
Purchases of reserves	37,115	97,591	53,380
Sales of reserves	(1,133)	(40,458)	(7,876)
Proved reserves at June 30, 2011	77,206	236,316	116,592
Production	(11,172)	(29,824)	(16,143)
Extensions and discoveries	11,444	27,821	16,081
Revisions of previous estimates	9,098	(23,281)	5,217
Reclassification of proved undeveloped	(1,783)	(2,042)	(2,123)
Proved reserves at June 30, 2012	84,793	208,990	119,624
Production	(10,318)	(32,354)	(15,710)
Extensions and discoveries	40,690	40,714	47,476
Revisions of previous estimates	14,380	7,903	15,697
Reclassification of proved undeveloped	(1,123)	(1,755)	(1,416)
Purchases of reserves	5,225	45,623	12,829
Proved reserves at June 30, 2013	133,647	269,121	178,500

Proved developed reserves
June 30, 2010	36,970	93,610	52,572
June 30, 2011	59,234	134,024	81,572
June 30, 2012	63,308	110,310	81,693
June 30, 2013	80,223	175,623	109,493

Proved undeveloped reserves
June 30, 2010	10,513	75,173	23,042
June 30, 2011	17,972	102,292	35,020
June 30, 2012	21,485	98,680	37,931
June 30, 2013	53,424	93,498	69,007

Our proved developed reserve estimates increased by 27.8 MMBOE or 34% to 109.5 MMBOE at June 30, 2013 from 81.7 MMBOE at June 30, 2012.  The increase was primarily due to:

•
Additions of 11.2 MMBOE from drilling, recompletions, and wells returned to production with major additions at South Timbalier 54: 2.9 MMBOE, Main Pass 61: 2.5 MMBOE, Grand Isle 16: 1.7 MMBOE, and West Delta 73: 1.2 MMBOE;

•	Improved well performance of 22.3 MMBOE was realized with major upward revisions at West Delta 73: 9.4 MMBOE, South Timbalier 54: 6.2 MMBOE, South Pass 49: 4.4 MMBOE, and Main Pass 61: 1.3 MMBOE;

•	Offset by a 1 MMBOE downward performance revision at Main Pass 73, and 15.7 MMBOE of production, and

•	Acquisitions of 8.0 MMBOE at Bayou Carlin: 7.0 MMBOE and Vermilion 164: 1.0 MMBOE.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

Note 17 – Supplementary Oil and Gas Information – Unaudited (Continued)

Our proved undeveloped reserve estimates increased by 31.1 MMBOE or 82% to 69.0 MMBOE at June 30, 2013 from 37.9 MMBOE at June 30, 2012.  The increase was primarily due to:

•
Additions of 36.3 MMBOE from identification of new proved undeveloped reserve locations were primarily at West Delta 73: 14.2 MMBOE, West Delta 30: 12.6 MMBOE, South Timbalier 54: 7 MMBOE, and Main Pass 61: 1.5 MMBOE;

•	Acquisitions of 4.8 MMBOE at Vermilion 164: 3.3 MMBOE and West Delta 30: 1.5 MMBOE;

•
Offset by 3.2 MMBOE of proved undeveloped reserves as of June 30, 2012 reserve report, which were converted to proved developed reserves and revised upward by 5.8 MMBOE in fiscal 2013.  This resulted in a total of 9.0 MMBOE being converted to proved developed reserves during fiscal 2013 with the majority of the horizontal conversions at West Delta 73: 8.3 MMBOE.  These proved undeveloped reserves were booked as directional/vertical in fiscal 2012 but we opted to drill these locations as horizontals instead, for higher production rates and ultimate recovery.  The upward revision of 5.8 MMBOE in fiscal 2013 was a result of the higher realized initial production performance and higher estimated ultimate recovery from horizontals versus verticals, and

•	1.4 MMBOE of proved undeveloped reserves expired at South Timbalier 21: 0.4 MMBOE and South Pass 49: 1 MMBOE due to the five year development rule.

Two proved undeveloped reserve locations were not converted into proved developed reserves within the five year requirement and remain booked as proved undeveloped at June 30, 2013. Main Pass 61 OCS-G 16493 A-3 and Main Pass 73 B-19 ST are both proved undeveloped reserve locations to be sidetracked , but are still producing and cannot be drilled until the proved developed producing  zone in each well depletes.

We expanded our internal effort on reserves evaluation, as we transitioned from third-party-evaluated to third-party-audited reserves.  Our technical staff was increased by over 40%, many of whom were focused on field studies which identified a large number of new proved undeveloped reserve locations.  These proved undeveloped reserve locations accounted for approximately 50% of our proved reserves increase. Our increased staffing level also enabled us to devote time to analyze and validate our proved developed reserves estimates utilizing multiple estimation techniques.  As permitted under the existing guidance we employ techniques that have been proved effective by actual production from projects in the same reservoir or an analogous reservoir or by other evidence using reliable technology that establishes reasonable certainty.  The term “reasonable certainty” implies a high degree of confidence that the quantities of oil and/or natural gas actually recovered will equal or exceed the estimate.  To achieve reasonable certainty, our internal reservoir engineers employed technologies on a by-well basis such as decline curve analysis (rate versus time, rate versus cumulative production, oil cut versus cumulative production and semi-log oil cut versus cumulative production) and where prudent, on a reservoir by-reservoir basis (material balance, volumetric analysis and analogy) that have been demonstrated to yield results with consistency and repeatability.  Performance analysis including rate-time decline curves was utilized for reserve revisions to current wells and accounted for production techniques such as water flooding and gas-lifting that enhances and/or maintains production rates over time.  Material balance methods were also employed for reserve revisions to current wells, incorporating production and pressure data to assist with reserve updates, particularly for wells and/or reservoirs with minimal production history and/or decline to-date.  Further, in applying multiple techniques, we looked for consistency between methods rather than the highest or lowest result.  We also used our knowledge of reservoir-specific drive mechanisms to identify which of the methods were most likely to be representative of the performance of the well.  In some cases this gave lower reserves than rate-time, while in other cases it resulted in the same or higher reserves.  On an average however, primarily due to the drive mechanisms in our reservoirs, higher reserves resulted from more appropriate selection of the reserves evaluation method.

We update and approve our long range plan on an annual basis, which includes our program to drill proved undeveloped locations. This plan is reflected in our reserve report at June 30, 2013 (the “June 30 Reserve Report”). We only recorded proved undeveloped reserves in our June 30 Reserve Report if they were scheduled to be developed within a five-year time horizon under the Company’s long range plan. We update our five year plan supporting our year-end fiscal results annually based upon long range criteria, including top value projects, maximization of present value and production volumes, drilling obligations, five year rule, and anticipated availability of certain rig types. However, the relative proportion of total proved undeveloped reserves that the Company develops over the next five years will not be uniform year to year, but will vary by year depending on several factors, including financial targets such as reducing debt and/or drilling within cash flow, drilling obligatory wells, and the inclusion of new acquisitions with associated proved undeveloped reserves.

In fiscal 2013, we converted 8.4% of our proved undeveloped reserves included in our June 30, 2012 reserve report.  As scheduled in our long range plan that is reflected in the June 30 Reserve Report and further reflected in our initial budget for fiscal 2014, we expect to convert approximately 15% of our proved undeveloped reserves during fiscal year 2014, 24% during fiscal year 2015, 27% during fiscal year 2016, 16% during fiscal year 2017 and 18% during fiscal year 2018.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

Note 17 – Supplementary Oil and Gas Information – Unaudited (Continued)

Standardized Measure of Discounted Future Net Cash Flows

Future cash inflows as of June 30, 2013 were computed using the following prices. The average oil price prior to quality, transportation fees, and regional price differentials was $91.60 per barrel of oil (calculated using the unweighted average first-day-of-the-month West Texas Intermediate posted prices during the 12-month period ending on June 30, 2013). The report forecasts crude oil and NGL production separately. The average realized adjusted product prices weighted by production over the remaining lives of the properties, used to determine future net revenues were $108.24 per barrel of oil and $43.64 per barrel of NGLs, after adjusting for quality, transportation fees, and regional price differentials. The $108.24 per barrel realized oil price compares to an unweighted average first-day-of-the-month West Texas Intermediate price of $91.60 per barrel (differential of $16.64 per barrel).

For natural gas, the average Henry Hub price used was $3.44 per MMBtu, prior to adjustments for energy content, transportation fees, and regional price differentials (calculated using the unweighted average first-day-of-the-month Henry Hub spot price). The average adjusted realized gas price, weighted by production over the remaining lives of the properties used to determine future net revenues, was $3.63 per Mcf after adjusting for energy content, transportation fees, and regional price differentials.

The standardized measure of discounted future net cash flows related to proved oil and gas reserves as of June 30, 2013, 2012 and 2011 are as follows (in thousands):

	June 30,
	2013	2012	2011

Future cash inflows	$15,048,978	$10,009,119	$7,989,182
Less related future
Production costs	3,657,595	2,737,969	2,188,918
Development and abandonment costs	1,838,159	1,304,007	1,184,728
Income taxes	2,591,351	1,377,363	1,073,278
Future net cash flows	6,961,873	4,589,780	3,542,258
Ten percent annual discount for estimated timing of cash flows	2,480,351	1,284,291	980,865
Standardized measure of discounted future net cash flows	$4,481,522	$3,305,489	$2,561,393

Changes in Standardized Discounted Future Net Cash Flows

A summary of the changes in the standardized measure of discounted future net cash flows applicable to proved crude oil and natural gas reserves follows (in thousands):

	Year Ended June 30,
	2013	2012	2011

Beginning of year	$3,305,489	$2,561,393	$1,549,151
Revisions of previous estimates
Changes in prices and costs	(106,002)	855,382	362,283
Changes in quantities	635,562	153,537	59,149
Additions to proved reserves resulting from extensions,
discoveries and improved recovery, less related costs	1,598,548	604,266	111,053
Purchases of reserves in place	480,111	—	1,553,858
Sales of reserves in place	—	—	(171,264)
Accretion of discount	429,745	333,748	184,892
Sales, net of production and gathering and transportation costs	(842,268)	(968,956)	(604,057)
Net change in income taxes	(676,158)	(215,873)	(476,319)
Changes in rate of production	(456,254)	(13,438)	(72,069)
Development costs incurred	125,925	24,519	114,710
Changes in abandonment costs and other	(13,176)	(29,089)	(49,994)
Net change	1,176,033	744,096	1,012,242

End of year	$4,481,522	$3,305,489	$2,561,393